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                                                                   EXHIBIT 10.27



                                   April 17, 1996



Mr. Roger Best
c/o Reebok International Ltd.
100 Technology Center Drive
Stoughton, MA 02072

Dear Roger:

     This letter will evidence the agreement between you and Reebok International Ltd. ("Reebok" or the "Company") relating to your employment by Reebok. Our agreement is as follows:

      1. YOUR POSITION; DUTIES AND RESPONSIBILITIES. During the term of this Agreement (as described below in paragraph 2), you will be employed as Senior Vice President and General Manager of Reebok North American Operations or, at the Company's option, (a) as the head of the Reebok Division, (b) as the head of the Reebok Division's International operations or (c) in such other position as the Company may determine and to which you reasonably agree. Your duties will be consistent with your position and as reasonably determined by Reebok. You agree to devote your full working time, attention and energies to the business of Reebok and to use your best efforts to promote the interests of Reebok. Notwithstanding the foregoing, you may be a director of up to two non-competing public companies, subject to the approval of Paul Fireman, which approval shall not be unreasonably withheld.

      2. TERM OF AGREEMENT. You and Reebok agree that this Agreement will be for an initial period of three years beginning as of February 1, 1996, and shall renew automatically each day after February 1, 1998 for a new rolling one year period, unless written notice to the contrary is given by you or Reebok, as the case may be, in which case the term of this Agreement shall expire one year from the date of such notice (but not before January 31, 1999) or such other period as may be mutually agreed in writing.

      3     BASE SALARY. Your initial base salary shall be at the annualized rate of $350,000, payable in accordance with Reebok's normal pay practices.

      4. ANNUAL INCENTIVE COMPENSATION. You will be eligible for annual target incentive compensation of 50% of your base salary, with the actual amount of the award to be determined in accordance with the terms and conditions of the Company's Management Incentive Plan. For calendar year 1996, your target




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incentive will be $175,000 and for such year only you will be guaranteed a minimum payment of $100,000.

      5. EQUITY INCENTIVE. The Company has granted you options to purchase 75,000 shares of Reebok common stock under the Company's 1994 Equity Incentive Plan. Such options are exercisable in the following manner: 40% will vest two years after the date of grant and 20% will vest on each of the third, fourth and fifth anniversaries of the date of grant.

      6. RETIREMENT CONTRIBUTION. You will be eligible to participate in Reebok's deferred contribution retirement plans generally available to other U.S.-based executives of your level. The Company will bear all contributions in respect of such participation. Reebok will not make any separate or additional contribution to any U.K. retirement program.

      7. HEALTH BENEFITS AND LIFE INSURANCE. Until such time as your immediate family relocates to the U.S., but no later than December 31, 1998 (the "Relocation Period"), the Company will continue to provide to your spouse and children, at no cost to you, the medical and dental benefits they are currently receiving in the U.K. Reebok will also provide you, at no cost to you, with the same medical and dental benefits available to other U.S.-based executives of your level. During the Relocation Period, the Company will also provide you with life insurance in the amount of $500,000, or $1 million in the case of death on business travel. At the end of the Relocation Period, you and your immediate family will be entitled to the same medical and dental benefits and you will be entitled to the same life insurance available to other U.S.-based executives of your level.

      8. OTHER FRINGE BENEFITS. You will be eligible to participate in all benefits that are provided generally by Reebok to other Reebok U.S.-based executives of your level, including a car allowance of $1,000 per month, except for those particular category of benefits that are expressly being provided to you hereunder.

      9.    VACATION. You will be entitled to four weeks of vacation each year.

      10. RELOCATION EXPENSES AND TEMPORARY HOUSING. (a) The Company will reimburse you for the reasonable relocation expenses incurred by you in relocating you and your immediate family from the U.K. to the U.S. in accordance with Reebok's standard corporate relocation policy (a copy of which is attached hereto as EXHIBIT A) except that Reebok will fully reimburse you for any reasonable expenses incurred by you in connection with the sale of your residence in the U.K. and the acquisition of a new residence in the U.S. without a maximum limit and will pay for third party home sale assistance to purchase your U.K. residence.


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      (b)   Reebok will also reimburse you for reasonable expenses incurred by you and your immediate family for temporary housing (including hotels and up to $150 per week for personal telephone calls) in connection with your relocation for a period of up to 6 months from the effective date of this Agreement.

      (c) If your employment is terminated by the Company other than for "cause" (as defined in Section 15 hereof) (including a termination by the Company of the term of this Agreement by its giving of a notice under Section 2 hereof), Reebok will pay the reasonable expenses incurred by you in relocating your principal residence back to the United Kingdom for the reasonable out-of-pocket costs incurred by you in selling any home purchased by you in the U.S., including third party home sale assistance to purchase such home, and the reasonable costs incurred by you in relocating you and your immediate family and your household goods back to the U.K. and reasonable tax assistance expenses incurred by you in connection with such relocation up to a maximum amount of $10,000.

      11. TRAVEL ASSISTANCE. During the term of this Agreement, Reebok will reimburse you for the reasonable costs incurred by you, your wife and children in travelling between the U.S. and the U.K. as follows: during each of calendar years 1996 and 1997, reimbursement for up to 6 business class return tickets and up to 6 coach class return tickets; and during any year thereafter, up to two business class return tickets and two coach class return tickets. In addition to the reimbursement provided hereunder, you shall also be entitled to the travel assistance provided under Reebok's relocation policy.

      12. TAX ASSISTANCE. During the term of the Agreement, the Company will reimburse you for reasonable tax assistance expenses incurred by you as follows: upon relocation to the U.S., up to $10,000; and on an annual basis for each year during the term, including 1996, up to $4,000.

      13. LEGAL FEES. The Company will also reimburse you for all reasonable legal fees (U.S. and U.K.) incurred by you in connection with this Agreement and your relocation up to a maximum amount of $15,000.

      14. CONFIDENTIALITY; NON-COMPETITION; NON-RECRUIT AND NON-HIRE. (a) You agree that during the term of this Agreement and thereafter your will maintain the confidentiality of all confidential information learned by you while at Reebok and that you will be bound by the terms of the Reebok Employee Agreement attached hereto as Exhibit B and incorporated herein by reference.

      (b) You further agree that during the period of your employment by Reebok and for a period of one year thereafter you will not (without the Company's written consent) accept any position with any organization which competes anywhere in the




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world where Reebok products are sold, with the Reebok Brands Division or with other businesses of Reebok as it shall be constituted at the time of your termination, whether as officer, director, employee, agent, consultant, partner, shareholder or otherwise. You acknowledge and agree that, because the legal remedies of the Company would be inadequate in the event of your breach of, or other failure to perform, any of your obligations set forth in this Section, the Company may, in addition to obtaining any other remedy or relief available to it (including without limitation damages at law), enforce the provisions of this Section by injunction and other equitable remedies. You further acknowledge and agree that the options to be granted to you pursuant to Section 5 hereof are being granted in part to ensure your compliance with the non-compete restrictions provided herein, and you thus agree that if you violate the provisions of this clause (b), any such options held by you at such time shall automatically terminate and be cancelled, and to the extent that you have exercised any such options, you will transfer and deliver to the Company any Reebok common stock held by you which was obtained as a result of such exercise, or in the event you have sold such stock, you will pay the Company any profits made by you as a result of such exercise and sale. You agree that the provisions with respect to duration and geographic scope and product scope of the restrictions set forth in this Section are reasonable to protect the legitimate interests of the Company and the good will of the Company. The non-compete restriction provided herein shall be in addition to your obligations and the Company's rights under the Non-Compete Agreement dated August 1, 1995 between you and the Company.

      (c) The provisions of this Section 14 will continue to apply after termination of this Agreement or your employment by the Company.

      15. TERMINATION OF YOUR EMPLOYMENT BY THE COMPANY OTHER THAN FOR CAUSE. If during the initial or any extended term of this Agreement, the Company should terminate your employment other than for "cause" (as hereinafter defined) and other than by giving you notice under Section 2 hereof and allowing you to work until the expiration of such notice, the Company will pay you your base salary at the times and in the amounts that would apply if you had remained in the employ of the Company for the balance of the initial or extended term, as the case may be, and an additional amount in lieu of your annual incentive compensation for such period equal to the average of the annual incentive compensation earned by you during each year of your employment by Reebok as Senior Vice President and General Manager of Reebok North American Operations, such additional amount to be payable to you no later than thirty (30) days following such termination; provided, that if any payment of such base salary or such additional amount is not paid when due and then is not paid within ten (10) business days after notice from you that such payment is overdue, the total outstanding balance of base salary




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plus such additional amount payable under this Section 15 shall immediately become due and payable by the Company.

      For purposes of this Agreement, the term "cause" shall mean the following:

      (a) your conviction of a felony or misdemeanor involving moral turpitude;

      (b) your failure to comply with your material obligations under this Agreement in any material respect, (such obligations to include material performance of your duties hereunder), if such failure shall continue for 30 days after notice in writing from the Company to you specifying such failure; or

      (c)   any conduct on your part amounting to fraud or gross misconduct.

      The base salary and additional amount in lieu of your annual incentive referred to in this Section 15 shall be payable irrespective of the amount of any income which you may receive after the termination of your employment with Reebok, whether from employment, business activities or otherwise.

      16. VOLUNTARY TERMINATION OR TERMINATION FOR CAUSE. Except as expressly provided in Section 17 below, if you should terminate your employment voluntarily or if the Company should terminate your employment for cause or in accordance with a notice given pursuant to Section 2, you shall be entitled to your base salary only until the effective date of termination and no further compensation or other payment, other than any relocation benefits you may be entitled to under Section 10(c) hereof, and except that if during the term of this Agreement you indicate to Reebok that you would like to work for Reebok or its subsidiaries in the U.K. and Reebok does not offer you a position in the U.K. as a General Manager of a division or subsidiary or an equivalent senior staff position within a reasonable time period, and thereafter as a result, you voluntarily terminate your employment with Reebok, Reebok will reimburse you for your relocation back to the U.K., including third party buying service, in the same manner as specified in Section 10(c) hereof. If you terminate your employment with Reebok voluntarily during the initial three year term, except in the specific situation described in the preceding sentence, you shall be required to reimburse Reebok for the costs of you and your family's relocation to the U.S. in the following manner: If you resign prior to the first anniversary of the effective date of your employment hereunder, you shall reimburse the Company for all such costs; if you voluntarily terminate your employment on or after the first anniversary of the effective date, but prior to the second anniversary thereof, you shall reimburse the Company for two-thirds of such costs; and if you voluntarily terminate your employment on or after the second anniversary of the effective date, but prior to the third



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anniversary thereof, you shall reimburse the Company for one-third of such costs. References herein to "terminate" refer to the date on which your employment ends and not to the date on which you give notice pursuant to Section 2 hereof.

      17. CHANGE OF CONTROL. (a) In the event that any individual, corporation, partnership, company, or other entity (a "Person"), which term shall include a "group" (within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (the "Act")), begins a tender or exchange offer, circulates a proxy to the Company's shareholders, or takes other steps to effect a "Change of Control" (as defined in paragraph 3 below) (such efforts are referred to herein as an "Initiation of a Change of Control"), you agree that you will not voluntarily leave the employ of the Company and will continue to render the employment services contemplated in this Agreement until such Person has terminated the efforts to effect a Change of Control or until a Change of Control has occurred. Notwithstanding the foregoing, if you have given notice pursuant to Section 2 to terminate the term of this Agreement prior to an Initiation of a Change of Control, you may leave on the expiration of such notice and your giving of such notice shall not affect your rights under this
Section 17 as long as you continue to render employment services under this Agreement until such Person has terminated the efforts to effect a Change of Control or until a Change of Control has occurred.

      (b) Notwithstanding anything to the contrary herein, if, at any time within 12 months following a Change of Control, you terminate your employment with the Company voluntarily by giving the Company not less than one month's written notice during or at the end of such 12 month period, the Company will following the termination of your employment pay to you your base salary at the times and in the amounts that would apply if you had remained in the employ of the Company for the balance of the initial or extended term, as the case may be, and an additional amount in lieu of your annual incentive compensation for such period equal to the average of the annual incentive compensation earned by you during each year of your employment by Reebok as Senior Vice President and General Manager of Reebok North American Operations, such additional amount to be payable to you no later than thirty (30) days following such termination; provided, that if any payment of such base salary or such additional amount is not paid when due and then is not paid within ten (10) business days after notice from you that such payment is overdue, the total outstanding balance of base salary and such additional amount payable under this Section shall immediately become due and payable by the Company.

      The base salary and additional amount in lieu of annual incentive referred to in this Section 17 shall be payable irrespective of the amount of any income which you may receive after the termination of your employment with Reebok, whether from employment, business activities or otherwise.

      (c)   A "Change of Control" will occur for purposes of this Agreement if
(i) any Person (other than Paul Fireman (and his immediate family) or a group in which Paul Fireman (and his immediate family) is a participant with a direct or indirect interest of at least 10%) acquires directly or indirectly all or substantially all of the Company's then-outstanding securities, or (ii) the Company is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board in office immediately prior to such transaction or event constitute less than a majority of the Board thereafter, PROVIDED, HOWEVER, a "Change in Control" will not be deemed to have occurred as a result of a leveraged buy-out or recapitalization of the Company or other acquisition of the securities or assets of the Company in which you or Paul Fireman participates as an equity investor or in which three or more executive officers of the Company participate as equity investors, with an aggregate direct or indirect interest of at least 5%.

      18.   Miscellaneous.
            -------------

      (a) SUCCESSORS, ASSIGNS, AMENDMENT, ETC. This Agreement shall not be assignable by Reebok other than to a successor to its business or assets. This Agreement shall be binding upon you and shall inure to the benefit of your heirs, executors, administrators and legal representatives, but shall not be assignable by you. This Agreement may be amended or altered only by the written agreement of Reebok and you.

      (b) NOTICE. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be hand delivered or mailed by certified mail, postage prepaid, or sent by overnight courier and addressed as follows: If to Reebok to it at 100 Technology Center Drive, Stoughton, MA 02072 or to such other address as may have been furnished to you in writing as herein provided; or, if to you, at the address set forth above, or to such other address as may have been furnished to Reebok by you as herein provided in writing. Any notice or other communication so addressed shall be deemed to have been given if mailed, three business days after said mailing (or six business days after said mailing if mailed internationally) and if delivered by courier, two business days after delivery to a reputable courier.

      (c) APPLICABLE LAW. This Agreement has been executed and delivered by both parties in The Commonwealth of Massachusetts and shall be governed by and construed in accordance with the internal laws of The Commonwealth of Massachusetts.

      (d) SEVERABILITY. Each provision of this Agreement, including without limitation the provisions of Section 14, is severable from the others, and if any provision hereof shall be to any extent unenforceable, it and the other provisions hereof shall continue to be enforceable to the full extent allowable by



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any court of competent jurisdiction, as if such offending provision had not been a part of this Agreement.

      (e) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties concerning its subject matter, and supersedes any and all prior agreements between the parties, except for the Non-Compete Agreement dated August 1, 1995.

      If you accept and agree to the foregoing, please signify by signing and returning a counterpart of this letter, whereupon this letter will become a binding agreement between you and the Company as of the date first above written.

                                   Very truly yours,

                                   REEBOK INTERNATIONAL LTD.



                                   By: /s/ JOHN B. DOUGLAS III


Accepted and agreed to:




/s/ ROGER BEST
-------------------------------
Roger Best